Exhibit 10.3

TLG ACQUISITION ONE CORP.

June 28, 2023

Meteora Capital, LLC

To Whom It May Concern:

This letter agreement is entered into in connection with Meteora Capital, LLC’s and its affiliated entities’ (the “Investor”) execution of that certain Non-Redemption Agreement, dated as of the date hereof (the “Agreement”), by and between Investor and TLG Acquisition One Corp., a Delaware corporation (the “Company”). This letter agreement shall be deemed to have been entered into immediately following the execution of such Agreement. Capitalized terms used herein shall have the meanings set forth in the Agreement.

In consideration for and as a material inducement to the Investor to enter into the Agreement and consummate the transactions contemplated thereby, the Company and the Investor hereby agree as follows:

1. ROFR. For the period beginning on the date hereof and ending on the three year anniversary of the date hereof, Investor shall have the right, but not the obligation, in its sole discretion, to invest on the terms offered to Investor by the Company up to $50,000,000 in any future debt, equity, derivative or any other kind of financing (excluding any equity line of credit arrangement) of the Company, as legally permitted (a “Covered Financing”).

2. Notice. The Company will notify the Investor in writing if it intends to pursue or receives a proposal for a Covered Financing, setting out in reasonable detail the terms of the Covered Financing, including economic terms, at least 10 Business Days prior to entering into any binding agreement or understanding with respect to a Covered Financing (the period beginning on delivery of the notice and ending 5 Business Days after such delivery, the “Option Period”). The Investor can exercise its rights with respect thereto by providing notice to the Company within the Option Period.

3. Assignment. The Investor may assign its right under this letter agreement, in whole or in part, to any Affiliate of the Investor.

4. Entire Agreement. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. No integration provision of any other agreement to which the Investor and the Company are a party shall be deemed to affect the Investor’s rights hereunder.

5. Severability. Each provision of this letter agreement will be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this letter agreement that are valid, enforceable and legal.

6. Amendments. This letter agreement may not be modified or amended or the rights of any party hereunder waived unless such modification, amendment or waiver is effected by a written instrument expressly modifying, amending or waiving this letter agreement or the rights of a party hereunder, which instrument is executed by all the parties hereto.

7. Counterparts. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together will constitute one agreement. Signatures of parties transmitted by facsimile or as PDF attachments to emails shall be deemed to be their original signatures for any purpose whatsoever.

8. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware.

9. Termination. This letter agreement shall terminate and be of no further force or effect upon the one year anniversary of the date hereof.

Please confirm your agreement to the foregoing by signing where indicated below and returning a copy of this letter to the Company.

Sincerely,

TLG ACQUISITION ONE CORP

By:	/s/ John Michael Lawrie
Name: John Michael Lawrie
Title: CEO

AGREED AND ACCEPTED:

METEORA CAPITAL, LLC
AND ITS AFFILIATED ENTITIES

By:	/s/ Vikas Mittal
Name: Vikas Mittal
Title: Managing Member